Exhibit 99.1

Subject: Organizational Changes at Snap

Dear Team,

Today we are announcing changes that will impact approximately 1,000 team members at Snap, including 16% of our full time employees, in addition to closing more than 300 open roles. This is an incredibly difficult decision, and I am deeply sorry to the colleagues who will be leaving us. You have made important contributions to Snap, and we are committed to supporting you through this transition.

Last fall, I described Snap as facing a crucible moment, requiring a new way of working that is faster and more efficient, while pivoting towards profitable growth. Over the past several months, we have carefully reviewed the work required to best serve our community and partners, and made tough choices to prioritize the investments we believe are most likely to create long-term value. As a result of these changes, we expect to reduce our annualized cost base by more than $500 million by the second half of 2026, helping to establish a clearer path to net-income profitability.

While these changes are necessary to realize Snap’s long-term potential, we believe that rapid advancements in artificial intelligence enable our teams to reduce repetitive work, increase velocity, and better support our community, partners, and advertisers. We have already witnessed small squads leveraging AI tools to drive meaningful progress across several important initiatives, including Snapchat+, enhanced ad platform performance, and efficiency improvements in our Snap Lite infrastructure.

If you are part of our North America team, please work from home today. In the US, impacted team members will receive an email notification within the next hour, including information about next steps. For non-US locations, you will receive additional details about next steps from leadership and HR.

To our departing colleagues: thank you. Your hard work has helped shape Snap, and we are deeply grateful for your contributions. For U.S.-based team members who are leaving, we will provide four months of severance, healthcare coverage, and equity vesting, along with career transition support. Outside the U.S., we will follow local processes and seek to provide comparable support aligned with local norms.

To everyone continuing on this journey: change of this magnitude and at this speed is never easy and it will not be seamless. Thank you for your resilience, compassion, and commitment to one another, and to the community and partners we serve. Our responsibility is to move forward with clarity, empathy, and determination as we build a faster, stronger, and more durable Snap for the long term.

Evan